Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-199598, 333-166662 and 333-153517 on Form S-3 and No. 333-170145, 333-198941, 333-198939 and 333-99291 on Form S-8 of Summit Financial Group, Inc. of our reports dated March 6, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Summit Financial Group, Inc. for the year ended December 31, 2019.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 6, 2020